EXHIBIT 30

              COMMON SHARE PURCHASES BY SCHOLEFIELD GOODMANN BV
                         ON THE AMSTERDAM STOCK EXCHANGE
                       BETWEEN MAY 2, 2003 AND MAY 8, 2003

  Purchases on the Amsterdam Stock Exchange (all amounts other than number of shares in Euros)

                      NUMBER OF COMMON    PRICE PER COMMON     TOTAL PURCHASE
                      SHARES PURCHASED        SHARE (euros)     PRICE (euros)

May 2, 2003                300,000              86.40           25,920,000.00
May 5, 2003                100,000              85.65            8,565,000.00
May 5, 2003                100,000              85.55            8,555,000.00
May 6, 2003                200,000              85.60           17,120,000.00
May 7, 2003                 50,000              85.30            4,265,000.00
May 7, 2003                 80,000              85.50            6,840,000.00
May 7, 2003                 30,000              85.65            2,569,500.00
May 8, 2003                200,000              85.45           17,090,000.00
                           -------                              -------------
TOTAL                     1,060,000                             90,924,500.00









                                      -5-